Registration No. 333-____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

Somanta Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-3559330
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
19200 Von Karman Avenue, Suite 400,	92612
Irvine, California
(Address of Principal Executive Offices)	(Zip Code)

Somanta Pharmaceuticals, Inc.
2005 Omnibus Equity Incentive Plan
(Full title of the plan)

_________________

Terrance J. Bruggeman
Executive Chairman
Somanta Pharmaceuticals, Inc.
19200 Von Karman Avenue, Suite 400
Irvine, California 92612
477-8090
(Name, address and telephone number,
including area code, of agent for service)

_________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock,	8,000,000	$1.425	$11,400,000	$1,219.80
$0.001 par value

(1)     Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the registrant’s common stock that become issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of shares of the registrant’s common stock outstanding.

(2)     The Proposed Maximum Offering Price Per Share has been estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the bid and asked prices of our common stock, on November 28, 2006, as reported on the Over-the-Counter Bulletin Board.

EXPLANATORY NOTE

        This Registration Statement relates to up to 8,000,000 shares of common stock of Somanta Pharmaceuticals, Inc. (hereinafter referred to as the “Company”) that may be issued pursuant to awards of stock options and restricted stock that may be made under the Somanta Pharmaceuticals, Inc. 2005 Omnibus Equity Incentive Plan, as adopted August 22, 2005, as amended on October 21, 2005, and as assumed by the Company on January 31, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

        The following documents filed with the Securities and Exchange Commission by the Company are hereby incorporated herein by reference:

        1.     The Company’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 2006, as filed on July 19, 2006 (Commission File No. 000-20297).

        2.     The Company’s Amended Quarterly Report on Form 10-QSB/A for the quarterly period ended January 31, 2006, as filed on July 20, 2006.

        3.     The Company’s Quarterly Report on Form 10-QSB for the quarterly period ended July 31, 2006, as filed on September 5, 2006 (Commission File No. 000-20297),

        4.     The Company’s Current Report on Form 8-K filed on August 29, 2006 (Commission File No. 000-20297).

        5.     The Company’s Current Report on Form 8-K filed on September 5, 2006 (Commission File No. 000-20297).

        6.     The Company’s Current Report on Form 8-K filed on November 8, 2006 (Commission File No. 000-20297).

        7.     The description of the Company’s common stock contained in the Company’s Form 10-SB (Commission File No. 000-20297) filed with the Securities and Exchange Commission on September 8, 2000, and any amendments or reports filed to update the description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

        Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

        Not Applicable.

Item 6.	Indemnification of Directors and Officers.

        In accordance with Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), the Company’s Certificate of Incorporation contains a provision limiting the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the ability of a director for any act or omission occurring prior to the date which such provision becomes effective. In addition, the Certificate of Incorporation authorizes the Company to indemnify its officers and directors to the fullest extent permitted by law.

        The Company’s Bylaws provide that the Company shall, to the fullest extent permitted by the DGCL, as amended from time to time, indemnify its directors, officers and certain other persons (subject to certain conditions and qualifications) and the Company’s Certificate of Incorporation eliminates the personal liability of its directors to the fullest extent permitted by the DGCL.

        Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are reasonably entitled to indemnification for such expenses despite such adjudication of liability.

        Pursuant to the Certificate of Incorporation, the Company may, to the fullest extent permitted by applicable law, at any time without further stockholder approval, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under applicable law.

Item 7.	Exemption from Registration Claimed.

        Not applicable.

Item 8.	Exhibits.

        The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.	Undertakings.

        (a)     The undersigned registrant hereby undertakes, pursuant to Item 512 of Regulation S-B:

            (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

            (3)     To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

            (4)     That, for the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                (i)     Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

                (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

                (iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

                (iv)   Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

        (e)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 29th day of November, 2006.

Somanta Pharmaceuticals, Inc.
By: /s/ Terrance J. Bruggeman
Terrance J. Bruggeman
Executive Chairman

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Terrance J. Bruggeman as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Agamemnon A. Epenetos	Chief Executive Officer, President and	November 29, 2006
Agamemnon A. Epenetos	Director (Principal Executive Officer)
/s/ Terrance J. Bruggeman	Executive Chairman, Chief Financial Officer,	November 29, 2006
Terrance J. Bruggeman	Secretary, Treasurer and Director (Principal
Financial and Accounting Officer)
	Director	November , 2006
Michael R.D. Ashton
/s/ Jeffrey B. Davis	Director	November 29, 2006
Jeffrey B. Davis
/s/ John R. Gibson	Director	November 29, 2006
John R. Gibson
/s/ Kathleen H. Van Sleen	Director	November 29, 2006
Kathleen H. Van Sleen

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

5.1	Opinion of Foley & Lardner LLP.*

23.1	Consent of Stonefield Josephson, Inc.*

23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5.1).*

24.1	Power of Attorney (contained on the signature page hereto).*

* Filed Herewith

E-1